UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: May 13, 2015

AXION POWER INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Clover Lane

New Castle, PA 16105

(Address of principal executive offices)

(724) 654-9300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Amendment to Material Definitive Agreement.

On May 13, 2015, Axion Power International, Inc. (the “Company”) received the agreement of the holders of over 65% of the then remaining outstanding 609,446 Company Series B warrants to amend the terms of the Series B warrants, as permitted pursuant to Section 8.8 of the Agreement covering the Series B warrants, among the Company, the original holders of the Company Series B warrants and the Company’s warrant agent, Continental Stock Transfer & Trust. The Series B warrants were originally issued as part of the Company’s October 29, 2014 public offering.

The amendments to the terms of the Series B warrants are as follows:

•	The definition of the term “Market Price” in Section 3.3.2.1 of the Warrant Agreement (which covers the further cashless exercises of the Series B warrants) is amended to be $0.10.

•	Section 3.2 of the Agreement is amended to extend the exercise period of the Series B warrants until the later of April 29, 2016 and if the Company has not effected the reverse split of its Common Stock (as described in its Definitive Schedule 14A, filed with the SEC on May 12, 2015) on or prior to July 17, 2015, the date determined by adding to April 29, 2016 one day for each day following July 17, 2015 that the Company has not effected the reverse split.

•	In consideration of the agreement by the holders of more than 65% of the remaining Series B warrants as set forth above, the Company has caused the initial Exercise Price of the Series A warrants to be reduced to $0.50 per share.

ITEM 9.01 EXHIBIT

Exhibit 99.1	Form of Amendment to Warrant Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 14, 2015

Axion Power International, Inc.

By:	/s/ Charles R. Trego
Charles R. Trego
Chief Financial Officer